Exhibit 3.1(a)
CERTIFICATE OF LIMITED PARTNERSHIP
OF
CONSULTING GROUP MANAGED FUTURES FUND L.P.
UNDER SECTION 121-201 OF
THE REVISED LIMITED PARTNERSHIP ACT
          THE UNDERSIGNED, for the purpose of forming a limited partnership pursuant to Section 121-201 of the Revised Limited Partnership Act of New York, does hereby certify:
          1. The name of the limited partnership is Consulting Group Managed Futures Fund L.P.
          2. The office of the limited partnership is to be located in the County of New York, State of New York.
          3. The Secretary of State of the State of New York is hereby designated the agent of the limited partnership upon whom process served against the limited partnership may be served. The post office address to which the Secretary of State shall mail a copy of any process against the limited partnership served upon him as agent of the limited partnership is Smith Barney Shearson Futures Management Inc., 388 Greenwich Street, New York, New York 10013, Attention: Alexander J. Sloane.
          4. CT Corporation System, having a business address at 1633 Broadway, New York, New York 10019, is hereby designated pursuant to Section 121-105 of the Revised Limited Partnership Act of New York, the registered agent of the limited partnership upon whom process may be served.
          5. The name and business or residence address of each general partner is as follows:

Name	Residence
Smith Barney Shearson	388 Greenwich Street
Futures Management Inc.	New York, New York 10013
          6. The latest date upon which the limited partnership is to dissolve is December 31, 2014.

          IN WITNESS WHEREOF, we have made and signed this certificate this 10th day of May, 1994, and we affirm the statements contained herein as true under penalties of perjury.

General Partner Smith Barney Shearson Futures Management Inc.
By:	/s/ Alexander J. Sloane
Alexander J. Sloane
President and Director